UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 14, 2010
Date of Report (Date of earliest event reported)
COPART, INC.
(Exact name of registrant as specified in its charter)
California	0-23255	94-2867490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4665 Business Center Drive Fairfield, California 94534
(Address of principal executive offices, including zip code)
(707) 639-5000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2010, Copart, Inc. (“Copart”) entered into the Amended and Restated Credit Facility Agreement, which supersedes the Company’s previously disclosed credit agreement with Bank of America, N.A. (“Bank of America”). The Amended and Restated Credit Facility is an unsecured credit agreement providing for (i) a $100.0 million revolving credit facility, including a $100.0 million alternative currency borrowing sublimit and a $50.0 million letter of credit sublimit (the “Revolving Credit Facility”) and (ii) a term loan facility of $400.0 million (“Term Loan Facility”).

The obligation of Bank of America to extend credit to the Company under the Amended and Restated Credit Agreement is subject to certain customary conditions, including the Company’s compliance with the financial covenants contained in the Amended and Restated Credit Agreement.

The Company will receive all proceeds under the Term Loan Facility at one time, and any amounts that the Company elects not to borrow at that time will automatically terminate. If the Company does not draw down proceeds under the Term Loan Facility within 45 days of all conditions to Bank of America’s obligations to fund the Term Loan Facility being satisfied (such 45-day period being the “Term Loan Availability Period”), the Term Loan Facility will automatically terminate. For each day of the Term Loan Availability Period before the Company draws down any proceeds, the Company will incur a commitment fee of 0.075% per annum of the $400.0 million in funds committed under the Term Loan Facility. The Term Loan Facility matures and all outstanding borrowings are due on December 14, 2015, with quarterly payments of $12.5 million in principal and interest to made beginning March 31, 2011 through the maturity date. All amounts borrowed under the Term Loan Facility may be prepaid without premium or penalty.

Amounts borrowed under the Revolving Credit Facility may be repaid and reborrowed until the maturity date, which is December 14, 2015. The Amended and Restated Credit Agreement requires the Company to pay a commitment fee on the unused portion of the Revolving Credit Facility.  The commitment fee ranges from 0.075% to 0.125% per annum depending on the Company’s leverage ratio, as of the end on the previous quarter.

Amounts borrowed under the Amended and Restated Credit Agreement may be used for repurchases of stock, capital expenditures, permitted acquisitions, working capital and other general corporate purposes and may be subject to restrictions if the debt to EBITDA ratio exceeds certain agreed levels.

Amounts borrowed under the Amended and Restated Credit Agreement bear interest, subject to certain restrictions, at a fluctuating rate based on (i) the Eurocurrency Rate, (ii) the Federal Funds Rate or (iii) the Prime Rate as described in the Amended and Restated Credit Agreement.  A default interest rate applies on all obligations during an event of default under the credit facility, at a rate per annum equal to 2.0% above the otherwise applicable interest rate.

The Amended and Restated Credit Agreement contains customary representations and warranties and may place certain business operating restrictions on us relating to, among other things, indebtedness, liens and other encumbrances, investments, mergers and acquisitions, asset sales, dividends and distributions and redemptions of capital stock.  In addition, the Amended and Restated Credit Agreement provides for a maximum total leverage ratio and a minimum interest coverage ratio.  The Amended and Restated Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross-defaults to certain other indebtedness, bankruptcy and insolvency defaults, material judgments, invalidity of the loan documents and events constituting a change of control.  The Amended and Restated Credit Agreement is guaranteed by the Company’s material domestic subsidiaries.

The description of the Amended and Restated Credit Agreement provided above is qualified in its entirety by reference to the full and complete terms contained in the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

 Item 8.01 Other Events.

As previously reported, the Company has entered into employment agreements with three of its executive officers: Thomas E. Wylie, Greg A. Tucker and Vincent J. Phillips, the terms of which are summarized in the Company’s previous filings with the Securities and Exchange Commission (“SEC”), including most recently its 2010 Annual Proxy Statement filed with the SEC on October 21, 2010.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit No.	Description
10.1	Amended and Restated Credit Agreement between the Company and Bank of America, N.A., dated as of December 14, 2010.
10.2	Amended and Restated Executive Officer Employment Agreement between the Company and Thomas E. Wylie, dated September 25, 2008.
10.3	Executive Officer Employment Agreement between the Company and Greg A. Tucker, dated October 29, 2008.
10.4	Executive Officer Employment Agreement between the Company and Vincent J. Phillips, dated April 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPART, INC.

Date: December 15, 2010	By:	/s/ Paul A. Styer

Paul A. Styer

Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement between the Company and Bank of America, N.A., dated as of December 14, 2010.
10.2	Amended and Restated Executive Officer Employment Agreement between the Company and Thomas E. Wylie, dated September 25, 2008.
10.3	Executive Officer Employment Agreement between the Company and Greg A. Tucker, dated October 29, 2008.
10.4	Executive Officer Employment Agreement between the Company and Vincent J. Phillips, dated April 12, 2010.